SCHEDULE 14A
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)


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    14a-6(e)(2))
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[ ] Soliciting Material Pursuant to 240.14a-12

                           Forest Laboratories, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Carl C. Icahn
                            Dr. Alexander J. Denner
                              Dr. Richard Mulligan
                          Professor Lucian A. Bebchuk
                                Dr. Eric J. Ende
                                   Mayu Sris
                               Icahn Partners LP
                         Icahn Partners Master Fund LP
                       Icahn Partners Master Fund II L.P.
                      Icahn Partners Master Fund III L.P.
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                                Icahn Onshore LP
                               Icahn Offshore LP
                               Icahn Capital L.P.
                                   IPH GP LLC
                        Icahn Enterprises Holdings L.P.
                          Icahn Enterprises G.P. Inc.
                                 Beckton Corp.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

On August 7, 2011, the Icahn Group sent an open letter to Forest Laboratories' shareholders (the "Forest Labs letter") in which the Icahn Group explain why they believe that Dr. Denner and Dr. Mulligan are not conflicted to serve as Forest Labs directors.

The foregoing description of the Forest Labs Letter is qualified in its entirety by the copy of the Forest Labs Letter which is filed herewith.

ON JULY 19, 2011, THE PARTICIPANTS (AS DEFINED BELOW) FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, DR. ALEXANDER J. DENNER, DR. RICHARD MULLIGAN, PROFESSOR LUCIAN A. BEBCHUK, DR. ERIC J. ENDE, MAYU SRIS, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., HIGH RIVER LIMITED PARTNERHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, AND BECKTON CORP. (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF FOREST LABORATORIES, INC. FOR USE AT ITS 2011 ANNUAL MEETING OF STOCKHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF FOREST LABORATORIES, INC. FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLLFREE: (800) 697-6975 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269-5550.

Dear Forest Labs Stockholder,

We are writing this letter to address the supposed conflict issue that Forest Labs has raised about two of our director nominees. Specifically, we want to make very clear that Alex Denner and Richard Mulligan are NOT CONFLICTED to serve as Forest Labs directors.

Forest Labs nominee Christopher Coughlin serves on the board of Covidien which markets specialty pharma products for treatment of depression and pain management. Covidien's specialty pharma products comprised 4.5% OF FY 2010 NET SALES, partially driven by sales of depression and pain management products which COMPETE DIRECTLY with Forest Labs products. In contrast, Biogen Idec and Amylin Pharmaceuticals have 0.0% OF FY 2010 NET SALES that compete with Forest Labs products, representing NO COMPETITION WHATSOEVER.

Forest Labs admitted that Biogen Idec and Amylin do not currently market products that compete with Forest Labs. Instead, Forest claims that Denner and Mulligan are conflicted due to POTENTIAL COMPETITION for theoretical new business opportunities. Covidien, already currently competing with Forest Labs in marketed products, is surely seeking business opportunities in those same areas, clearly representing POTENTIAL COMPETITION. Furthermore, Forest Labs nominee Brenton Saunders is CEO and Director of Bausch + Lomb, owned by Warburg Pincus which has several biopharma companies within their investment portfolio. Warburg Pincus portfolio companies, including Bausch + Lomb, also represent POTENTIAL COMPETITION for business opportunities. IT IS ABSURD that Forest Labs claims that Denner and Mulligan are conflicted while maintaining that Coughlin and Saunders are not conflicted.

The biopharma industry has standard practices on how to deal with potential director conflicts regarding business development opportunities. Directors simply recuse themselves in the event of a vote or decision that may present a conflict. The benefit of drawing upon knowledge and experience from shared, collective service on multiple biopharma boards heavily outweighs the potential conflict in these rare situations which are easily managed through recusal.

We trust you are able to see Forest's efforts to malign our candidates' abilities to help fix Forest Labs for the DESPERATE ATTEMPT that it is. If you follow Forest's claims to their logical extreme, NO ONE WOULD BE ABLE TO SERVE ON MULTIPLE BOARDS due to the potential for conflict. Denner and Mulligan are not conflicted to serve as Forest directors and their experience and knowledge base from serving on other biopharma boards will BENEFIT ALL FOREST LABS SHAREHOLDERS.

Regards,


The Icahn Group